EXHIBIT 4

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (“Amendment”) relates to the loan evidenced by a Promissory Note (“Note”) dated on or about September 12, 2002, executed by Mego Financial Corp., a New York corporation doing business as Leisure Industries Corporation (“Borrower”), and Charles K. Stewart (“Holder”) in the original principal amount of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the “Note”).  The current outstanding principal of the note is Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000,00).  The Note is secured and is due and payable December 31, 2002 (the “Maturity Date”).

Borrower has requested Holder to modify the terms of the Note in the following manner:

1.                                       The Maturity Date of the Note is modified from December 31, 2002 to March 31, 2003.

2.                                       The following shall be added to the end of Section 8 of the Note as additional Collateral under the Note:

“COLLATERAL: To secure payment of this Note, Borrower hereby grants holder a security interest in and pledges to Holder all of Borrower’s interest in and to the collateral described in that certain Custody Agreement between Troon & Co., Leisure Homes Corporation and Wells Fargo Bank Minnesota.  Borrower consents and agrees that Holder may file one or more financing statements as necessary to evidence or perfect the security interest granted herein.”

3.                                       Section 9 shall be added to the Note as follows:

“Holder shall have the right to convert the principal balance of the Note plus any accrued interest into common stock of the Borrower at a conversion price of $1.10 per share.  If Holder elects to convert the Note, in whole or in part, Holder shall be entitled to receive warrants to purchase common stock of the Borrower equal to fifty percent (50%) of the amount of the converted amount of principal and accrued interest at a conversion price of $1.10 per share.”

This Amendment is a revision of the Note only and not a novation.  Except as provided herein, all terms and conditions of the Note shall retain in full force and effect.  All capitalized terms not defined herein shall have the meanings ascribed to them in the Note.

Dated this 31st day of December, 2002.

“BORROWER”		“HOLDER”

Mego Financial Corp.,

By:	/s/ Floyd W. Kephart	/s/ Charles K. Stewart
Floyd W. Kephart		Charles K. Stewart
Its: Chairman and CEO